EXHIBIT 99

Chrysler Financial	Distribution Date: 11-Oct-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 1 of 2

Payment Determination Statement Number	9
Distribution Date	11-Oct-05

Dates Covered	From and Including	To and Including
Collections Period	01-Sep-05	30-Sep-05
Accrual Period	08-Sep-05	10-Oct-05
30/360 Days	30
Actual/360 Days	33

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	103,703	1,531,728,363.05
Collections of Installment Principal		35,567,099.19
Collections Attributable to Full Payoffs		24,746,071.92
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,435,463.84

Pool Balance — End of Period	100,394	1,468,979,728.10

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		69.44%

Ending O/C Amount		124,989,830.98
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		109.30%

Cumulative Net Losses		6,799,827.32
Net Loss Ratio (3 mo. Weighted Avg.)		0.9750%
Cumulative Recovery Ratio		49.74%
60+ Days Delinquency Amount		5,952,231.50
Delinquency Ratio (3 mo. Weighted Avg.)		0.36300%

Weighted Average APR		6.478%
Weighted Average Remaining Term (months)		43.76
Weighted Average Seasoning (months)		19.98

Chrysler Financial	Distribution Date: 11-Oct-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 2 of 2

Cash Sources
Collections of Installment Principal	35,567,099.19
Collections Attributable to Full Payoffs	24,746,071.92
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,142,115.17	Pool Balance	1,468,979,728.10
Collections of Interest	8,396,321.75	Yield Supplement O/C Amount	(54,253,520.61)

Investment Earnings	153,894.71	Adjusted Pool Balance	1,414,726,207.49
Reserve Account	5,000,000.00

Total Sources	75,005,502.74	Total Securities	1,343,989,897.12

		Adjusted O/C Amount	70,736,310.37

Cash Uses
Servicer Fee	1,276,440.30	Target Overcollateralization Amount	70,736,310.37
A Note Interest	3,839,865.58
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	194,000.00
Reserve Fund	5,000,000.00	O/C Release	7,616,105.99
Regular Principal Distribution Amount	57,079,090.87
Distribution to Certificateholders	7,616,105.99

Total Cash Uses	75,005,502.74

Administrative Payment
Total Principal and Interest Sources	75,005,502.74
Investment Earnings in Trust Account	(153,894.71)
Daily Collections Remitted	(71,012,489.21)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,276,440.30)
O/C Release to Seller	(7,616,105.99)

Payment Due to/(from) Trust Account	(10,053,427.47)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face

Class A-1 500,000,000 @ 2.63%	0.00	0.00	0.00	0.0000000	0.00	0.0000000
Class A-2 595,000,000 @ 3.17%	496,068,987.99	438,989,897.12	57,079,090.87	95.9312452	1,310,448.91	2.2024351
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333

Total Notes	1,401,068,987.99	1,343,989,897.12	57,079,090.87		4,033,865.58

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  33